Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SMART Modular Technologies (WWH), Inc.:

We consent to the incorporation herein by reference of our reports dated November 12, 2008, with respect to the consolidated balance sheets of SMART Modular Technologies (WWH), Inc. and subsidiaries (the Company) as of August 29, 2008 and August 31, 2007, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended August 29, 2008, the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of August 29, 2008, which reports appear in the 2008 annual report on Form 10-K of SMART Modular Technologies (WWH), Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, at the beginning of fiscal year 2008 and to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, applying the prospective method at the beginning of fiscal year 2006.

/s/ KPMG LLP

Mountain View, California
December 19, 2008